Exhibit 10.1

EXECUTIVE TERMINATION (CHANGE OF CONTROL) AGREEMENT

Agreement between MYKROLIS CORPORATION, a Delaware corporation with offices at 129 Concord Road, Billerica, MA 01821 (“Mykrolis” or the “Company”) and Gerry Mackay (the “Executive”) dated May 1, 2003.

RECITALS

A.	The Executive is an officer and key member of Mykrolis’ management.

B.	Mykrolis believes that it is in its best interests, as well as those of its stockholders, to assure the continuity of management in general and the Executive in particular, for a fixed period of time in the event of actual or threatened Change of Control of the Company and whether or not such Change of Control is thought by Mykrolis’ Board of Directors to be in the best interest of its stockholders.

C.	This Agreement is not intended to alter materially the compensation, benefits or terms of employment that the Executive could reasonably expect in the absence of a Change of Control of Mykrolis, but is intended to encourage and reward his compliance with the wishes of the Mykrolis Board of Directors whatever they may be in the event that a Change of Control occurs or is threatened.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual promises of the Parties made herein and of other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS. The following terms when used in this Agreement or any Exhibit hereto with initial capital letters shall have the meanings assigned to them below. Other terms defined elsewhere in this Agreement shall have the respective meanings assigned to them at the location of their definition. Except where the context otherwise requires, words imparting the singular number shall include the plural number and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

1.01.	The term “Change of Control” shall have the meaning set forth in Exhibit A attached hereto.

1.02.	The term “Impending Change of Control” refers to any event or circumstances which gives rise to a threat or a likelihood of Change of Control, whether or not supported or approved by Mykrolis’ management or directors. A determination made by Mykrolis’ Board of Directors that an event constituting an Impending Change of Control has occurred shall be binding and conclusive if such determination is made by the Board in good faith.

1.03.	The term “Period of Employment” shall mean the period which begins when an Impending Change of Control occurs and which shall continue until the close of business on the 180th day subsequent to any Change of Control.

1.04.	The term “Involuntary Termination” shall mean the following:

(a)	Any Discharge of Executive by Mykrolis or by any corporation succeeding to the business and assets of Mykrolis (a “Successor”) if effected during the Period of Employment or after the Period of Employment but within two years after any Change of Control;

(b)	Any resignation by Executive if such resignation shall have been requested by Mykrolis or by a Successor if made within the period described in Clause (a);

(c)

Any resignation by Executive if such resignation shall follow: (i) any reduction in the annual base salary, incentive compensation under the Mykrolis Incentive Plan or other incentive program, perquisites, life, health accident, or disability benefits or other fringe benefits, equity incentive programs and the like applicable to Executive as compared to those in effect immediately prior to the beginning of the Period of Employment, or (ii) any material adverse change in the duties, status, responsibilities, scope, employment conditions or authority associated with Executive’s employment by Mykrolis, if the foregoing events shall not have been approved in advance by Executive; or (iii)

the failure by the Company to comply with the provisions of Section 11.06(b) of this Agreement and if the resignation shall be tendered within the periods referred to in Clause (a), provided, however, that changes in fringe benefit programs and perquisites shall not be regarded as reductions if Mykrolis’ Board of Directors determines in good faith that benefits and perquisites of equivalent value are substituted, and reductions in payout or other benefits in incentive programs shall not be regarded as reductions if Mykrolis’ Board of Directors determines in good faith that the differences are attributable to changing base levels and changing performance criteria and goals;

(d)	Any voluntary termination by Executive if, by notice given within the Period of Employment, the Executive elects to treat a Change of Control as an Involuntary Termination.

2.	Employment; Period of Employment

2.01.	If an Impending Change of Control should occur while Executive is employed by Mykrolis, Executive agrees to remain in the employ of Mykrolis for at least the Period of Employment in the position and with the duties and responsibilities he then currently carries, with such changes therein as may from time to time be made by the Mykrolis Board of Directors, and upon the other terms and conditions hereinafter stated.

2.02.	Executive agrees that during the Period of Employment, and prior to any Change of Control, he will exercise his best efforts to bring about whatever result the Board of Directors determines to be in the best interests of Mykrolis and its stockholders relative to any Impending Change of Control, i.e., to help in the resistance to any such Change of Control if the Board determines that to be in the best interests of the Company and its stockholders, and to bring about such Change of Control if the Board determines that to be the preferable alternative. The Executive agrees to use his best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

2.03.	Nothing in this Agreement shall be deemed to prevent the Executive from remaining in the employ of Mykrolis or any Successor beyond the Period of Employment either on the terms and conditions set forth herein or on others that may be mutually agreed upon.

3.	Compensation and Benefit Plans

3.01.	For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive officer, director or member of any committee of Mykrolis or of any subsidiary, division or affiliate thereof, the Executive shall be paid as base compensation the salary he is receiving immediately prior to the beginning of the Period of Employment, payable not less often than monthly.

3.02.	The executive shall continue to be a participant in the Mykrolis Incentive Plan, and its 2001 Equity Incentive Plan as in effect immediately prior to the beginning of the Period of Employment, and any and all other incentive plans in which key employees of the Company participate that are in effect.

3.03.	The Executive, his dependents and beneficiaries shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which officers of Mykrolis, their dependents and beneficiaries are entitled immediately prior to the beginning of the Period of Employment under the terms of the then effective employee plans and practices of Mykrolis.

3.04.	For the two year period commencing immediately after the Period of Employment, the Executive and his family shall be entitled to and receive all medical, dental and life insurance benefits to which they had been entitled immediately prior to the beginning of the Period of Employment.

4.	Effect of Involuntary Termination of Employment on the Pension and Retirement Program

4.01.	The term “Mykrolis’ Retirement Program” shall mean the Mykrolis Corporation Savings and Investment Plan and any other supplemental, early retirement and similar plan or plans of Mykrolis and its subsidiaries providing for pension or retirement benefits that may be applicable to the Executive immediately prior to the beginning of the Period of Employment.

4.02.	In the event of Involuntary Termination of Executive, Executive shall be entitled to payment by Mykrolis which will supplement benefits under Mykrolis’ Retirement Program. The provisions of this Section 4 shall not affect in any way the terms of Mykrolis’ Retirement Program or the rights of Executive thereunder. Separate and apart from Mykrolis’ Retirement Program, however, Mykrolis agrees to pay to Executive, in the event of Involuntary Termination, the difference between the benefits payable to Executive under Mykrolis’ Retirement Program and the amounts that would be payable thereunder if Mykrolis’ Retirement Program were adjusted as follows:

(a)	“Compensation” as defined in the Retirement Program shall be the highest Annual Compensation paid to the Executive within the three years prior to Involuntary Termination;

(b)	the Executive shall be credited for the purpose of determining “years of service” (up the maximum of 30 years) with 2.5 times the actual number of years served, with a minimum of 10 years of such credited service for purposes of determining both vesting and benefit amounts;

(c)	The Executive shall be entitled to receive his actuarially determined benefit at any time he elects subsequent to Involuntary Termination without regard to his age at the time of such election.

5.	Involuntary Termination Payment

5.01.	In the event of Involuntary Termination of Executive’s employment, Mykrolis shall provide the Executive with a lump sum severance payment (the “Termination Payment”) in an amount equal to two years compensation at the highest annual rate of total cash compensation including base salary plus target incentive compensation under the Mykrolis Incentive Program to the Executive during the three years prior to Involuntary Termination.

5.02.	To assure Executive’s receipt of the Termination Payment as against a possibly hostile successor control group, Mykrolis shall pay Executive an amount equal to the Termination Payment just prior to a Change in Control. At the time of the receipt of such payment, Executive shall issue his six month non-interest bearing note to the Company in an amount equal to such payment. Such note shall be deemed canceled if an event constituting an “Involuntary Termination” should occur within the Period of Employment.

5.03.	If no event constituting an Involuntary Termination shall have occurred within the Period of Employment, then executive’s note referred to in Section 5.02 will become immediately due and payable as of the day following the Period of Employment.

5.04.	Executive’s entitlement to receive the Termination Payment called for by this Section 5 shall be conditioned upon his having complied to the best of his abilities with the commitments contained in Sections 2.01 and 2.02. In the event of an Involuntary Termination described in Clauses (a), (b) or (c) of Section 1.04, he shall be deemed to have so complied if he shall have complied to the best of his abilities with the requirements of those sections until the time of his discharge or resignation pursuant to such clauses; in the event of an Involuntary Termination described in Clause (d) of Section 1.04, he shall be deemed to have complied only if his employment continues through the Period of Employment and if his compliance shall have continued throughout the Period of Employment.

6.	Purchase by Mykrolis of Executive’s Shares

6.01.

Executive is hereby granted the right and option to sell to Mykrolis all shares of common stock of Mykrolis owned by him at the time of, or acquired by him within 90 days after, the closing of any transaction constituting a Change of Control. The purchase price to be paid by Mykrolis to Executive for such shares shall be the highest price paid within 90 days prior to the date of exercise by Executive of his right under this Section 6 by the party taking control. Executive’s right to exercise this right and option shall be subject to his being in the employ of Mykrolis at the date of commencement of the tender offer or exchange offer giving rise to the Change of Control.

6.02.	The right and option granted to the Executive under this Section 6 shall begin at the date of closing of the event constituting a Change of Control and shall continue for a period of 90 days thereafter.

6.03.	In the event of an Impending Change of Control Executive will become immediately entitled to exercise any and all stock options previously granted to him by Mykrolis and any and all restricted stock shall become free of any restrictions notwithstanding any provision to the contrary in the option agreement, the restricted stock agreement or any plans under which they were granted.

7.	Confidential Information

7.01.	The Executive agrees not to disclose, either while in Mykrolis’ employ or at any time thereafter, to any person not employed by Mykrolis, or not engaged to render services to Mykrolis, any confidential information obtained by him while in the employ of Mykrolis, including without limitation, any of Mykrolis’ inventions, processes, methods of distribution or customers or trade secrets, provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or for information not considered confidential by persons engaged in the business conducted by Mykrolis or from disclosure required by law or Court order.

7.02.	The Executive also agrees that upon leaving Mykrolis’ employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by Mykrolis’ Board of Directors any drawing, blueprint, specification or other document of Mykrolis, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to Mykrolis, its subsidiaries, affiliates, and divisions, or without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

8.	Limitation

8.01.	Notwithstanding any other provision of this Agreement, and except as provided in Section 8.02 below, the payments or benefits to which Executive will be entitled under this Agreement will be reduced to the extent necessary so that Executive will not be liable for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

8.02.	The limitation of Section 8.01 will not apply if -

(a)	the difference between (i) the present value of all payments to which Executive is entitled under this Agreement determined without regard to Section 8.01 less (ii) the present value of all federal, state and other income and excise taxes for which Executive is liable as a result of such payment; exceeds

(b)	the difference between (i) the present value of all payments to which executive is entitled under this Agreement calculated as if the limitation of Section 8.01 applies, less (ii) the present value of all federal, state, and other income and excise taxes for which executive is liable as a result of such reduced payments.

Present values will be determined using the interest rate specified in Section 280G of the Code and will be the present values as of the date on which an event of Impending Change of Control occurs.

8.03. (a)	Whether payments to the Executive are to be reduced pursuant to Section 8.01, and the extent to which they are to be so reduced, will be determined by the Executive. Executive may, at the expense of Mykrolis, hire an accounting firm, law firm or employment consulting firm selected by Executive to assist him in such determination.

(b)	If a reduction is made pursuant to Section 8.01, Executive will have the right to determine which payments and benefits will be reduced.

8.04.

Notwithstanding anything to the contrary in this Agreement, and at the Executive’s option, in lieu of the reduction contemplated by Section 8.01, the Executive may elect to receive an additional payment from Mykrolis of an amount that is equal to the product of (1) the excise tax payable by the Executive pursuant to Section 280G of the Code on payments made to him under this Agreement, excluding payments to be made to him pursuant to this Section 8.04 and (2) a fraction the numerator of which is the total target cash compensation payable to the Executive under this Agreement and the denominator of which is the value of the total payments and benefits payable to the Executive under this Agreement, excluding payments to be made to him pursuant to this Section 8.04. Mykrolis will gross up all payments required under this Section 8.04 so as to offset any excise tax payable with respect thereto.

9.	Notices

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To Mykrolis:	Mykrolis Corporation
129 Concord Road
Billerica, MA 01823
Attn: Vice president & General Counsel

To the Executive:	Mr. Gerry Mackay
c/o Mykrolis Corporation, with an additional copy to the Executive’s home address

10.	No Mitigation and No Offset

10.01.	The amounts payable to Executive hereunder shall be absolutely owing, and not subject to reduction or mitigation as a result of employment by Executive elsewhere after his employment with Mykrolis is terminated.

10.02.	There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, his dependents, beneficiaries or estate, provided for in this Agreement.

11.	General Provisions

11.01.	Should the Executive’s employment be terminated either on a voluntary or involuntary basis other than as provided for in this Agreement, then any and all termination payments and other provisions associated with any such severance of employment shall be determined in accordance with Mykrolis’ policies and procedures then in effect and not in accordance with this Agreement. Except as specifically provided for herein, nothing shall be deemed to give the Executive the right to continue in the employ of Mykrolis.

11.02.	Mykrolis and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, Mykrolis (with respect to Sections 3, 4, 5 and 6) and the Executive (with respect to Section 7) hereby agree and consent that the other shall be entitled to a decree of specific performance, or other appropriate remedy to enforce performance of such agreements.

11.03.	No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

11.04.	No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

11.05.

The titles to sections in this Agreement are intended solely for the convenience and no provision of this Agreement is to be construed by reference to the title of any section. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives, and Mykrolis and its successors.

11.06.	(a) Mykrolis will indemnify the Executive for all costs and expenses (including fees and expenses of counsel) incurred by the Executive in connection with an action to enforce his rights under this Agreement (including any action to enforce this right of indemnity) in which action the Executive prevails.

(b) Mykrolis must require that any entity with which it merges or consolidates or to which it agrees to transfer a substantial portion of its assets expressly assume the obligations of the Company under this Agreement and that any successor or successors of such an entity, whether by merger, consolidation or transfer of assets, also expressly assume such obligations.

11.07	No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of Mykrolis or any authorized committee of the Board of Directors and shall be agreed to in writing, signed by the Executive and by an officer of Mykrolis thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

11.08.	The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MYKROLIS CORPORATION

By	/s/ Jean-Marc Pandraud.

Executive

/s/ Gerry Mackay.
Gerry Mackay

EXHIBIT A

“Change of Control” means the occurrence of any of the following events:

(1)	any Person (other than an Inadvertent Acquiring Person”, as defined below) becomes the owner of 15% or more of the Company’s Common Stock; or

(2)	individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3)	execution of an agreement of acquisition, merger, reorganization, consolidation of or other transaction which contemplates either (i) that all or substantially all of the business and/or assets of the Company will be owned or controlled by a Person or Persons (as those terms are used in Section 13(d) of the Exchange Act) other than the Persons owning or controlling such business and assets on the Effective Date or (ii) that a Board Change will occur, provided, however, that if such agreement requires, as a condition precedent, approval by the Company’s shareholders, a Change of Control will not be deemed to have occurred until such approval has been obtained; or

(4)	liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets;

provided, however, that in no event shall the distribution by Millipore Corporation of the Common Stock of Mykrolis to the stockholders of Millipore Corporation in accordance with the Master Separation and Distribution Agreement, dated March 28, 2001 between Mykrolis and Millipore Corporation, constitute a Change of Control or Impending Change of Control for the purposes of this Agreement solely by virtue of the ownership of Mykrolis Common Stock by the stockholders of Millipore immediately following such distribution.

In addition, for purposes of this definition the term “Inadvertent Acquiring Person” means a Person that (i) the Company, upon the affirmative vote of two-thirds of the Continuing Directors then in office, determines in good faith has become the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act)=of 15% or more of the Company’s Common Stock inadvertently and without any intention of changing or influencing the control, management or policies of the Company or of engaging in any of the actions specified in Item 4 of Schedule 13D under the Exchange Act, and (ii) within 10 business days following receipt of request by the Company to advise it regarding the same, certifies affirmatively to the Company with respect to the matters set forth in clause (i) above; and (iii) as promptly as practicable divests himself, herself or itself of beneficial ownership of a sufficient number of shares of Common Stock of the Company so that such Person would no longer be the beneficial owner of 15% or more of the Company’s Common Stock.